UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 26, 2005

S&C Holdco 3, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-100717	81-0557245
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

1770 Promontory Circle,
Greeley, CO
(Address of principal		80634
executive offices)		(Zip code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Executive Employment Agreement
Amended and Restated Credit Agreement
Affirmation of Obligations
Press Release
Press Release

Item 1.01 Entry into a Material Definitive Agreement.

     Appointment of Chief Executive Officer

     On May 25, 2005, Swift & Company (the “Company”) announced the appointment of Sam B. Rovit as its chief executive officer, president and member of the board of directors. Mr. Rovit, 47, is an expert in food industry value-creation strategies and was previously a partner at Bain & Company, a strategy consulting firm, and head of that firm’s global mergers and acquisitions practice. Mr. Rovit joined Bain & Company in 1988 and became a partner in 1995.

     Mr. Rovit will begin his employment with the Company on July 1, 2005. Pursuant to an employment agreement (the “Employment Agreement”), Mr. Rovit will serve as the president and chief executive officer of each of the Company and Swift Foods Company, the Company’s indirect parent, for an initial term of three years. Mr. Rovit will receive an initial annual salary of $761,250 and an annual bonus of up to 100% of his annual salary as determined in accordance with the Employment Agreement. Upon commencement of his employment, Mr. Rovit will be granted options to purchase 2,500,000 shares of stock of Swift Foods Company at an exercise price of $1.01 per share and a 30-day right to purchase 1,237,151 additional shares at a price of $1.01 per share. The Employment Agreement also provides for severance payments to Mr. Rovit under certain circumstances. Mr. Rovit will also be a director of each of Swift Foods Company, SFC Subsidiary Holdings, Inc., S&C Holdco 3, Inc. and Swift & Company (collectively, the “Swift Entities”).

     Bain & Company has performed in the past, and may perform in the future, consulting services for the Company and its affiliates. During the fiscal year ended May 29, 2005, the Company paid consulting fees of $7.6 million to Bain & Company.

     The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. A copy of the press release issued by the Company regarding the above is attached hereto as Exhibit 99.1.

     Amended and Restated Credit Agreement

     On May 26, 2005 the Company entered into an amended and restated $550 million five-year revolving credit agreement (the “Amended Credit Agreement”) by and among the Company, S&C Holdco 3, Inc., S&C Australia Holdco Pty. Ltd. (“S&C Australia”) and Australia Meat Holdings Pty. Limited (“AMH”), Citicorp USA, Inc., as administrative agent, JPMorgan Chase Bank, as syndication agent, and the other agents, lenders and issuers party thereto.

     The Amended Credit Agreement amends and restates the Company’s existing credit agreement, dated as of September 19, 2002, as amended, which provided for a $200 million six-year term loan and a $350 million five-year revolver. The borrowers under the Amended Credit Agreement are Swift & Company and its Australian subsidiaries, S&C Australia and AMH.

     The Amended Credit Agreement provides for a $550 million five-year revolving credit facility, with a $125 million sublimit for the issuance of letters of credit, a $35 million sublimit for swingline loan and a $65 million sublimit for borrowings in Australian dollars by S&C Australia and AMH. As of May 26, 2005, $215 million of borrowings were outstanding under the Amended Credit Agreement, not including approximately $32 million of availability utilized for letters of credit.

     U.S. dollar denominated borrowings that are (i) eurodollar rate loans will initially bear interest at rates of 1.75% per annum plus the applicable eurodollar rate, or (ii) base rate loans will initially bear interest at rates of 0.75% per annum plus the highest of Citibank’s base rate, the three-month certificate of deposit rate plus 0.5%, and the federal funds effective rate plus 0.5%. Australian dollar denominated borrowings that are (i) bill rate loans will initially bear interest at rates of 1.375% per annum plus the applicable bid rate for Australian bills for the applicable interest period or (ii) short-term loans will initially bear interest at rates of 1.375% per annum plus the Reserve Bank of Australia Official Cash Rate. The interest rates are subject to borrowing availability based step-downs or step-ups.

     In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Amended Credit Agreement and relevant letters of credit fees, the Company is required to pay an annual commitment fee equal to 0.375% of the unused amount of the lenders’ aggregate commitments under the Amended Credit Agreement.

     Availability under the Amended Credit Agreement with respect to any borrower is subject to a borrowing base. The borrowing base for the Company is based on its and certain of its domestic wholly owned subsidiaries’ assets as described below. The borrowing base for the Australian borrowers is based on the borrowing base for the Company plus a borrowing base based on the Australian borrowers’ and certain of their wholly owned subsidiaries’ assets. The borrowing base consists of percentages of a given company’s eligible accounts receivable, cash, inventory and supplies and the lesser of a sublimit and percentages of their respective eligible equipment and real property, in each case, less certain eligibility and availability reserves.

     Borrowings made by the Company and all guarantees of those borrowings are secured by a first priority perfected lien and security interest in all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of the Company’s first tier foreign subsidiaries, as well as all of the Company’s other assets and the other assets of all of its domestic subsidiaries, subject to certain exceptions. Borrowings made by the Australian subsidiaries and all guarantees of those borrowings are secured by all of the capital stock and other assets securing the borrowings made by the Company, as well as all of the capital stock of the Company’s subsidiaries and other assets of the Company’s Australian subsidiary borrowers and their wholly owned subsidiaries, subject to certain exceptions.

     S&C Holdco 3, Inc. the Company’s direct parent, and the Company’s domestic subsidiaries guarantee repayment of the Company’s obligations and the obligations of the Australian subsidiaries under the Amended Credit Agreement. In addition, the Company and its domestic subsidiaries guarantee, and the wholly owned subsidiaries of its Australian subsidiary borrowers and its other foreign subsidiaries guarantee, the obligations of the Australian subsidiary borrowers.

     The Amended Credit Agreement contains customary representations and warranties and a financial covenant that requires a minimum ratio of consolidated EBITDA to fixed charges (as such terms are defined in the Amended Credit Agreement), of 1.15 to 1.00 which is only tested if borrowing availability under the Amended Credit Agreement is less than $75,000,000. The Amended Credit Agreement also contains negative covenants that limit the ability of the Company and its subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on property, revenue or assets;

•	make certain loans or investments;

•	sell or dispose of assets;

•	pay certain dividends and other restricted payments;

•	prepay or cancel certain indebtedness;

•	dissolve, consolidate, merge or acquire the business of assets of other entities;

•	enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

•	enter into new lines of business;

•	enter into certain transaction with affiliates and certain permitted joint ventures;

•	agree to restrictions on the ability of the subsidiaries to make dividends;

•	agree to enter into negative pledges in favor of any other creditor; and

•	enter into sale/leaseback transactions and operating leases.

The restrictions on the ability of the Company and its subsidiaries to enter into capital lease obligations and sale and leaseback transaction, to make loans or investments and to pay dividends and other restricted payments applies only when borrowing availability under the Amended Credit Agreement is less than $75,000,000.

     The Amended Credit Agreement also contains customary events of default, including failure to perform or observe terms, covenants or agreements included in the Amended Credit Agreement, payment defaults on other indebtedness, defaults on other indebtedness if the effect is to permit acceleration, entry of unsatisfied judgments or orders against a loan party or its subsidiaries, failure of any collateral document to create or maintain a priority lien, change of control and certain sales of the Australian borrowers, and certain events related to bankruptcy and insolvency or environmental matters. If an event of default occurs the lenders may, among other things, terminate their commitments, declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees and exercise remedies under the collateral documents relating to the Amended Credit Agreement.

     The administrative agent under the Amended Credit Agreement and certain of the parties to such agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses.

     The foregoing summary of the Amended Credit Agreement is not complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information described above under the heading “Amended and Restated Credit Agreement” in Item 1.01 above is incorporated herein by this reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The information described above under the heading “Appointment of Chief Executive Officer” in Item 1.01 above is incorporated herein by this reference. Dennis Henley, who served as Co-Chief Executive Officer of the Swift Entities with Danny Herron on an interim basis prior to the appointment of Mr. Rovit, has been promoted to Chief Operating Officer of the Swift Entities. Mr. Herron will continue as Chief Financial Officer and Vice President of the Swift Entities and their operating subsidiaries. A copy of the press release issued by the Company regarding Mr. Henley’s appointment is attached hereto as Exhibit 99.2.

     On May 26, 2005, Edward Herring was elected as a director of each Swift Foods Company, SFC Intermediary Holdings, Inc., S&C Holdco 3, Inc. and the Company. Mr. Herring is a principal with Hicks, Muse, Tate & Furst Incorporated (“HMTF”), which indirectly through an affiliate owns the general partner interest of HMTF Rawhide, L.P., which owns approximately 98.5% of the equity interests of Swift Foods Company, the indirect parent of S&C Holdco 3, Inc. and the Company. Pursuant to the Stockholders Agreement, dated September 19, 2002, as amended, among HMTF Rawhide, L.P., ConAgra Foods, Inc., HMTF and the individuals named therein, HMTF has the right to designate five members of the board of directors of Swift Foods Company. HMTF designated Mr. Herring to fill the director position previously vacated by Thomas O. Hicks.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement, dated May 26, 2005, among Swift Foods Company, Swift & Company and Sam Rovit.

10.2	Amended and Restated Credit Agreement, dated as of May 26, 2005, by and among Swift & Company, S&C Australia Holdco Pty. Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco 3, Inc., the lenders and issuers from time to time party thereto, Citicorp USA, Inc., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Citisecurities Limited, as Australian collateral trustee, and U.S. Bank National Association, Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, Harris Trust and Savings Bank, GMAC Commercial Finance LLC, Farm Credit Service of America, PCA and Farm Credit Services of Mid-America, PCA, as co-documentation agents.

10.3	Affirmation of Obligations, dated May 26, 2005, among Swift & Company,

Exhibit No.	Description
S&C Australia Holdco Pty. Ltd., Australia Meat Holdings Pty. Limited, the entities named as guarantors therein, Citicorp USA, Inc., as administrative agent, Australian agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citisecurities Limited, as Australian collateral trustee.

99.1	Press release, dated May 25, 2005.

99.2	Press release, dated May 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&C HOLDCO 3, INC.

	By:	/s/ Donald F. Wiseman

	Name:	Donald F. Wiseman
	Title:	Vice President, General Counsel and Secretary

Date: June 1, 2005